Exhibit 99.1

Kimco Realty Reports Second Quarter 2018 Results

- Solid Operating Results Reflect Strengthened Portfolio -

- Company Raises 2018 Guidance -

- Small Shop Occupancy Reaches All-Time High -

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--July 26, 2018--Kimco Realty Corp. (NYSE:KIM) today reported results for the second quarter and year-to-date period ended June 30, 2018.

Highlights:

  Increased net income available to the company’s common shareholders by 16.1% to $0.36 per diluted share, compared to $0.31 per diluted share during the same period in 2017.
  Grew same-property net operating income by 3.8% (3.9% including redevelopments) over the same period in 2017.
  Increased pro-rata occupancy to 96.0%, a 50-basis-point increase year over year.
  Achieved pro-rata small shop occupancy of 90.2%, representing the highest level since the company began reporting this metric in 2010.
  Generated new leasing spreads of 11.5%, representing the seventeenth consecutive quarter that the rental rate for new leases increased by more than 10% over the prior rent for the comparable space.
  Disposed of 17 shopping centers totaling 2.7 million square feet for a gross sales price of $334.0 million. Kimco’s share of the sales price was $319.3 million.

Financial Results

Net income available to the company’s common shareholders for the second quarter of 2018 was $150.9 million, or $0.36 per diluted share, compared to $131.9 million, or $0.31 per diluted share, for the second quarter 2017. The increase was primarily due to $14.3 million of higher gains on the sales of operating properties, net of impairments.

For the six months ended June 30, 2018, net income available to the company’s common shareholders was $280.4 million, or $0.66 per diluted share, compared to $197.0 million, or $0.46 per diluted share, for the six months ended June 30, 2017. The increase was primarily due to $55.9 million of higher gains on the sales of operating properties, net of impairments and $27.7 million of lower depreciation expense on operating properties, as compared to the same period in 2017. Gains on sales, property impairments, and depreciation related to operating properties are excluded from the calculation of NAREIT Funds from Operations (FFO).

NAREIT FFO was $165.3 million, or $0.39 per diluted share, for the second quarter 2018 compared to $175.0 million, or $0.41 per diluted share, for the second quarter 2017. NAREIT FFO for the second quarter of 2018 included $9.5 million of transactional income (net of transactional charges). This compares to $14.3 million of transactional income (net of transactional charges) for the second quarter 2017.

For the six months ended June 30, 2018, NAREIT FFO was $330.1 million, or $0.78 per diluted share, compared to $330.1 million, or $0.78 per diluted share, for the same period last year. NAREIT FFO for the six months ended June 30, 2018 included $16.6 million of transactional income (net of transactional charges). This compares to $13.6 million of transactional income (net of transactional charges) for the same period in 2017.

FFO available to the company’s common shareholders as adjusted (FFO as adjusted), which excludes the effects of non-operating impairments as well as transactional income and charges, was $155.7 million, or $0.37 per diluted share, for the second quarter 2018 compared to $160.7 million, or $0.38 per diluted share, for the second quarter 2017. For the six months ended June 30, 2018, FFO as adjusted was $313.5 million, or $0.74 per diluted share, compared to $316.5 million, or $0.75 per diluted share, for the same period in 2017.

A reconciliation of net income to NAREIT FFO, FFO as adjusted and same-property NOI is provided in the tables accompanying this press release.

Operating Results

  Pro-rata occupancy ended the quarter at 96.0%, representing an increase of 50 basis points from the second quarter 2017.
  Pro-rata small shop occupancy increased 50 basis points to 90.2% compared to the same period in 2017. Pro-rata anchor occupancy increased by 60 basis points over the second quarter 2017 to 98.1%.
  Achieved pro-rata rental-rate leasing spreads of 9.2% during the second quarter 2018; rental rates for new leases were up 11.5% and renewals/options increased 8.5%.
  Generated a 3.8% increase in same-property NOI compared to the second quarter 2017, which excludes a positive 10 basis points from the impact of redevelopments. For the six months ended June 30, 2018, same-property NOI increased 3.2% compared to the same period in 2017.

Investment Activity

As previously announced, during the second quarter of 2018, the company sold 17 shopping centers totaling 2.7 million square feet for $334.0 million. Kimco’s share of these dispositions was $319.3 million. The blended cap rate for the property sales was in line with the company’s expected range of 7.50% to 8.00%.

The dispositions include Primrose Marketplace, a 368,000-square-foot property in Springfield, Missouri, for $51.8 million, Broadway Plaza, a 356,000-square-foot property in Chula Vista, California, for $58.5 million, and Downers Park Plaza, a 269,000-square-foot center in Downers Grove, Illinois for $26.7 million. In addition, the company exited the state of Alabama with the sale of The Grove, a 145,000-square-foot property in Hoover, Alabama, for $21.0 million.

Year to date, the company’s dispositions included 38 shopping centers and 4 land parcels, totaling 5.0 million square feet, for a gross sales price of $556.1 million. Kimco’s share of the sales price was $531.8 million.

Capital Activity

The company repurchased 3.5 million shares of common stock for $50.8 million during the second quarter under the company’s $300 million share buyback program at an average price of $14.53. Year to date, Kimco repurchased 5.1 million shares of common stock for $75.1 million at an average price of $14.73.

2018 Full Year Guidance
Guidance (per diluted share)	Current	Previous
Net Income attributable to common shareholders:	$0.92 to $1.00	$0.72 to $0.79
NAREIT FFO & FFO as adjusted:	$1.43 to $1.46	$1.42 to $1.46
Reconciliations are provided for these current forward-looking non-GAAP metrics (NAREIT FFO and FFO as adjusted) in the tables accompanying this press release.
Pro-rata Operational Assumptions	Current	Previous
Same-property NOI (excluding redevelopments):	2.00% to 2.50%	1.50% to 2.00%
Net dispositions (7.50% to 8.00% blended cap rate):	Unchanged	$700 million to $900 million
Total redevelopment & development investment:	Unchanged	$425 million to $525 million

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.28 per common share, payable on October 15, 2018, to shareholders of record on October 2, 2018.

The board of directors also declared quarterly dividends with respect to each of the company’s Class I, Class J, Class K, Class L and Class M series of cumulative redeemable preferred shares. All dividends on the preferred shares will be paid on October 15, 2018, to shareholders of record on October 1, 2018.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, July 26, 2018, at 10:00 a.m. Eastern Time (ET). The call will include a review of the company’s second quarter and year-to-date results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 1753635).

A replay will be available through October 26, 2018, by dialing 1-877-344-7529 (Passcode: 10120684). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of June 30, 2018, the company owned interests in 460 U.S. shopping centers comprising 79 million square feet of leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

The company announces material information to its investors using the company’s investor relations website (http://investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the company’s blog (http://blog.kimcorealty.com) and social media channels, including Facebook (http://www.facebook.com/kimcorealty), Twitter (http://www.twitter.com/kimcorealty), Youtube (http://www.youtube.com/kimcorealty) and LinkedIn (http://www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the Company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends at current levels, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

NAREIT FFO: A supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations (“NAREIT FFO”) as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding gains or losses from sales of operating real estate assets and change in control of interests, plus (i) depreciation and amortization of operating properties and (ii) impairment of depreciable real estate and in substance real estate equity investments and (iii) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect NAREIT FFO on the same basis.

The company considers NAREIT FFO an important supplemental measure of our operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present NAREIT FFO when reporting results. Comparison of our presentation of NAREIT FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

FFO as Adjusted: A supplemental non-GAAP measure that the company believes is more reflective of its core operating performance and provides investors and analysts an additional measure to compare the company’s performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. FFO as adjusted is generally calculated by the company as NAREIT FFO excluding certain transactional income and expenses and non-operating impairments which management believes are not reflective of the results within the company’s operating real estate portfolio.

Same-Property NOI: A supplemental non-GAAP measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. The company considers same-property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods. It excludes properties under development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a projects inclusion in operating real estate. Same-property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the period presented, and thus provides a more consistent performance measure for the comparison of the company's properties.

Same-property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees, amortization of above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes and rent expense plus the company’s proportionate share of same-property NOI from unconsolidated real estate joint ventures, calculated on the same basis. The company’s method of calculating same-property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	June 30,	December 31,
	2018	2017
Assets:
Operating real estate, net of accumulated depreciation of 2,395,195 and $2,433,053, respectively
	$9,126,945	$9,817,875
Investments in and advances to real estate joint ventures	568,698	483,861
Real estate under development	529,759	402,518
Other real estate investments	187,785	217,584
Mortgages and other financing receivables	31,127	21,838
Cash and cash equivalents	305,577	238,513
Marketable securities	13,131	13,265
Accounts and notes receivable, net	180,451	189,757
Other assets	348,310	378,515
Total assets	$11,291,783	$11,763,726

Liabilities:
Notes payable, net	$4,591,178	$4,596,140
Mortgages payable, net	477,538	882,787
Dividends payable	130,262	128,892
Other liabilities	587,676	617,617
Total liabilities	5,786,654	6,225,436
Redeemable noncontrolling interests	16,151	16,143

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,996,240 shares
42,580 and 41,200 shares issued and outstanding (in series), respectively
Aggregate liquidation preference $1,064,500 and $1,030,000, respectively	43	41
Common stock, $.01 par value, authorized 750,000,000 shares issued and outstanding 421,387,540 and 425,646,380 shares, respectively
	4,214	4,256
Paid-in capital	6,117,862	6,152,764
Cumulative distributions in excess of net income	(710,981)	(761,337)
Accumulated other comprehensive income/(loss)	72	(1,480)
Total stockholders' equity	5,411,210	5,394,244
Noncontrolling interests	77,768	127,903
Total equity	5,488,978	5,522,147
Total liabilities and equity	$11,291,783	$11,763,726

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
Revenues
Revenues from rental properties	$222,651		$225,774		$453,066		$453,485
Reimbursement income	61,206		60,971		124,922		119,100
Other rental property income	5,526		6,098		11,112		9,649
Management and other fee income	4,020		4,333		8,381		8,530
Total revenues	293,403		297,176		597,481		590,764
Operating expenses
Rent	2,742		2,765		5,560		5,548
Real estate taxes	37,274		38,747		77,708		77,016
Operating and maintenance	41,325		42,703		84,656		85,277
General and administrative	24,029		19,965		46,427		42,195
Provision for doubtful accounts	1,051		2,096		3,182		3,500
Impairment charges	22,873		29,719		30,519		31,336
Depreciation and amortization	79,760		95,270		161,142		187,344
Total operating expenses	209,054		231,265		409,194		432,216
Operating income	84,349		65,911		188,287		158,548

Other income/(expense)
Other income, net	3,277		1,439		9,456		2,712
Interest expense	(46,434)		(46,090)		(96,377)		(92,572)
Income from continuing operations before income taxes, net, equity in income of joint ventures, net, gain on change in control of interests and

equity in income from other real estate investments, net	41,192		21,260		101,366		68,688

Benefit for income taxes, net	720		1,034		668		1,527
Equity in income of joint ventures, net	19,040		13,169		35,953		27,902
Gain on change in control of interests	-		60,972		-		71,160
Equity in income of other real estate investments, net	9,617		38,356		19,593		42,043

Income from continuing operations	70,569		134,791		157,580		211,320

Gain on sale of operating properties/change in control of interests	95,240		19,883		152,211		21,569

Net income	165,809		154,674		309,791		232,889
Net income attributable to noncontrolling interests	(423)		(11,258)		(315)		(12,740)
Net income attributable to the Company	165,386		143,416		309,476		220,149
Preferred dividends	(14,534)		(11,555)		(29,123)		(23,110)
Net income available to the Company's common shareholders	$150,852		$131,861		$280,353		$197,039

Per common share:
Net income available to the Company: (2)
Basic	$0.36		$0.31		$0.66		$0.46
Diluted	$0.36	(1)	$0.31	(1)	$0.66	(1)	$0.46	(1)
Weighted average shares:
Basic	420,731		423,650		422,060		423,516
Diluted	421,928		424,944		423,236		424,084

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $282 and $259 for the three months ended June 30, 2018 and 2017, and $521 and $29 for the six months ended June 30, 2018 and 2017, respectively.

(2) Adjusted for earnings attributable from participating securities of ($863) and ($647) for the three months ended June 30, 2018 and 2017, and
($1,472) and ($1,070) for the six months ended June 30, 2018 and 2017, respectively.

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Reconciliation of Net Income Available to the Company's Common Shareholders to
FFO and FFO as Adjusted Available to the Company's Common Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income available to the Company's common shareholders	$150,852	$131,861	$280,353	$197,039
Gain on sale of operating properties/change in control of interests	(95,163)	(19,763)	(152,134)	(20,861)
Gain on sale of joint venture operating properties/change in control of interests	(1,510)	(60,955)	(3,549)	(72,185)
Depreciation and amortization - real estate related	77,250	94,121	156,242	184,970
Depreciation and amortization - real estate jv's	11,611	10,311	20,895	19,851
Impairments of operating properties	22,720	21,048	30,366	23,643
Benefit for income taxes (2)	-	-	-	(39)
Noncontrolling interests (2)	(507)	(1,627)	(2,059)	(2,282)
Funds from operations available to the Company's common shareholders	165,253	174,996	330,114	330,136
Transactional income, net	(9,524)	(14,254)	(16,573)	(13,631)
Funds from operations available to the Company's common shareholders as adjusted	$155,729	$160,742	$313,541	$316,505

Weighted average shares outstanding for FFO calculations:
Basic	420,731	423,650	422,060	423,516
Units	935	960	927	854
Dilutive effect of equity awards	350	432	352	505
Diluted (1)	422,016	425,042	423,339	424,875

FFO per common share - basic	$0.39	$0.41	$0.78	$0.78
FFO per common share - diluted (1)	$0.39	$0.41	$0.78	$0.78
FFO as adjusted per common share - diluted (1)	$0.37	$0.38	$0.74	$0.75

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $261 and $267 for the three months ended June 30, 2018 and 2017, and $525 and $459 for the six months ended June 30, 2018 and 2017, respectively.
(2) Related to gains, impairments and depreciation on operating properties, where applicable.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income available to the Company's common shareholders	$150,852	$131,861	$280,353	$197,039
Adjustments:
Management and other fee income	(4,020)	(4,333)	(8,381)	(8,530)
General and administrative	24,029	19,965	46,427	42,195
Impairment charges	22,873	29,719	30,519	31,336
Depreciation and amortization	79,760	95,270	161,142	187,344
Interest and other expense, net	43,157	44,651	86,921	89,860
Benefit for income taxes, net	(720)	(1,034)	(668)	(1,527)
Gain on change in control of interests	-	(60,972)	-	(71,160)
Equity in income of other real estate investments, net	(9,617)	(38,356)	(19,593)	(42,043)
Gain on sale of operating properties/change in control of interests	(95,240)	(19,883)	(152,211)	(21,569)
Net income attributable to noncontrolling interests	423	11,258	315	12,740
Preferred dividends	14,534	11,555	29,123	23,110
Non same property net operating income	(26,833)	(32,054)	(58,175)	(65,756)
Non-operational expense from joint ventures, net	15,136	18,648	29,508	39,031
Same Property NOI	$214,334	$206,295	$425,280	$412,070

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Reconciliation of Diluted Net Income Available to Common Shareholders Per Common Share
to Diluted Funds From Operations Available to Common Shareholders Per Common Share
(unaudited)

	Projected Range
	Full Year 2018
	Low	High

Diluted net income available to common shareholder per common share	$0.92	$1.00

Depreciation & amortization	0.73	0.76

Depreciation & amortization real estate joint ventures,
net of noncontrolling interests	0.09	0.10

Gain on sale of operating properties/change in control of interests	(0.37)	(0.45)

Gain on sale of joint venture operating properties/change in control of interests	(0.01)	(0.02)

Impairments of operating properties	0.07	0.07

Noncontrolling interests	-	-

Projected FFO per diluted common share	$1.43	$1.46

Transactional charges/ (income), net	-	-

Projected FFO, as adjusted per diluted common share	$1.43	$1.46

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors.  Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated.  The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corp.
David F. Bujnicki, 1-866-831-4297
Senior Vice President, Investor Relations and Strategy
dbujnicki@kimcorealty.com